Exhibit 99.1

Date: July 30, 2019	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
http://www.corvel.com

CorVel Announces Revenues and Earnings

IRVINE, California, July 30, 2019— CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter ended June 30, 2019. Earnings per share for the quarter ended June 30, 2019 were $0.71, an increase of 15% from earnings per share of $0.62 in the same quarter of the prior year. Revenues for the quarter ended June 30, 2019 were $150.1 million, a decrease of 0.2% from revenues of $150.4 million in the same quarter of the prior year.

The Company continues the development of its prospective claims management platform, CareMC EdgeSM, with new functionality deployed each quarter. The goal of the platform is to increase communication and collaboration among all stakeholders of a claim. During the quarter, enhancements were completed to facilitate robust routing and communication between Adjusters and the Pharmacy Benefit Management team, which allows for enhanced pharmacy eligibility and prescription prior authorizations to improve clinical outcomes. Integration of our bill review platform and CareMC EdgeSM, also progressed with a new comprehensive dashboard delivered to enhance inventory management and quality control.

Product development for the quarter also included improvements to the Company's integrated claim intake model. During the quarter, telehealth integration was completed to simplify the interfaces utilized by our intake team when commencing initial care.  Our investments in integration provides injured workers with a higher quality of care at the onset of the claim, while simultaneously reducing the total cost of the program for employers.

After the end of the quarter, the Company discovered a security incident which impacted online systems and forced the Company to take those affected systems offline for a period of time. The Company discovered the threat in the early stages of the security incident which allowed for immediate initiation of their incident response plan and aided in the containment and eradication of the threat. Systems were largely offline for the week of July 22nd and at the time of this release the Company’s systems are incrementally coming back online. The Company rapidly addressed all associated issues, and ensured the trust and confidence of their customers was maintained through consistent communications about remediation efforts. While we anticipate that any such costs and delays would likely be incurred during out September quarter and would primarily impact the short and intermediate term, there can be no assurance of the ultimate impact of this attack on our business, results of the operations or financial condition.  However, we do not believe, at this time, that this incident will have a long-term material adverse impact on our business, results of operations or financial condition. “Our mettle has been tested, and I am happy to report that the CorVel team has risen to the occasion.” said Michael Combs, CorVel's President and Chief Executive Officer.

About CorVel

CorVel Corporation is a national provider of innovative workers’ compensation, auto, liability and health solutions for employers, third party administrators, insurance companies, and government agencies seeking to control costs and promote positive outcomes. We apply technology, intelligence, and a human touch throughout the risk management process so our clients can intervene early and often while being connected to the critical intelligence they need to proactively manage risk. With a robust technology platform at its core, our connected solution is delivered by a national team of associates who are committed to helping clients design and administer programs that meet their organization’s performance goals.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s results of operations, including product investment strategies, business intelligence, analytics and customer onboarding within claims management services. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement, including the risk that the impact of the security incident on our business, results of operations and financial condition is greater than our initial assessment.

The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 and the Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2018, September 30, 2018 and December 31, 2018. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results – Income Statement
Quarters Ended June 30, 2019 (unaudited) and June 30, 2018 (unaudited)

Quarter Ended	June 30, 2019	June 30, 2018
Revenues	$150,139,000	$150,398,000
Cost of revenues	117,005,000	119,045,000
Gross profit	33,134,000	31,353,000
General and administrative	15,752,000	15,937,000
Income from operations	17,382,000	15,416,000
Income tax provision	3,975,000	3,638,000
Net income	$13,407,000	$11,778,000
Earnings Per Share:
Basic	$0.72	$0.62
Diluted	$0.71	$0.62
Weighted Shares
Basic	18,524,000	18,922,000
Diluted	18,787,000	19,102,000

CorVel Corporation
Quarterly Results – Condensed Balance Sheet
June 30, 2019 (unaudited) and March 31, 2019 (audited)

	June 30, 2019	March 31, 2019
Cash	$104,425,000	$91,713,000
Customer deposits	43,667,000	45,268,000
Accounts receivable, net	66,842,000	71,336,000
Prepaid taxes and expenses	6,675,000	7,176,000
Property, net	68,208,000	61,980,000
Right-of-use, net	96,708,000	—
Goodwill and other assets	41,339,000	40,545,000
Total	$427,864,000	$318,018,000
Accounts and taxes payable	$23,134,000	$11,478,000
Accrued liabilities	107,601,000	105,441,000
Deferred tax liability	5,988,000	6,294,000
Long-term operating lease liabilities	87,324,000	—
Paid-in capital	160,525,000	155,801,000
Treasury stock	(475,275,000)	(466,156,000)
Retained earnings	518,567,000	505,160,000
Total	$427,864,000	$318,018,000